EXECUTION COPY

LOAN AGREEMENT

THIS LOAN AGREEMENT (as it may hereafter be amended, supplemented, extended or renewed, the "Agreement") is made and entered into as of February 1, 2010, by and among Good Times Restaurants Inc., a Nevada corporation (the "Borrower"), Good Times Drive Thru, Inc., a Colorado corporation (the "Co-Maker"), and the parties listed on the Schedule of Lender Parties attached to this Agreement as Schedule I (each a "Lender Party" and, together, the "Lender").

RECITALS

WHEREAS, the Borrower currently requires funds to help finance the operations of the Co-Maker; and

WHEREAS, the Lender is willing to advance funds to the Borrower in exchange for the issuance of: (i) a secured convertible promissory note evidencing the Borrower's and/or the Co-Maker's obligation to repay the Lender's loans of the advanced funds, and (ii) certain warrants to purchase shares of the Borrower's common stock, all as provided in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Issuance of Note and Warrants.

(a)                Loan Amount; Issuance of Note.  Subject to the terms and conditions of this Agreement, the Lender agrees to loan to the Borrower up to the aggregate principal amount of $400,000 (the "Loan") against the issuance by the Borrower and the Co-Maker of a secured convertible promissory note, in substantially the form attached hereto as Exhibit A (the "Note"), payable to the Lender.  This Agreement, the Note and the Warrants (defined below) are referred to herein collectively as the "Loan Documents."

(b)               Issuance of Initial Warrants.  As additional consideration for the Loan, at the Initial Closing (as defined in Section 2(a) below) the Borrower will issue to each Lender Party a warrant in substantially the form attached hereto as Exhibit B (each a "Warrant" and, collectively, the "Warrants").  The Warrant will entitle each Lender Party to purchase the number of shares of the Borrower's Common Stock set forth opposite such Lender Party's name on Schedule I hereto under the heading "Initial Warrant Shares," at the per share exercise price set forth in the Warrant.

(c)                Issuance of Additional Warrants.  If the Loan is not repaid on or before August 1, 2010, the Borrower will issue to each Lender Party an additional Warrant entitling the Lender Party to purchase an additional number of shares of the Borrower's Common Stock as set forth opposite such Lender Party's name on Schedule I hereto under the heading "Additional Warrant Shares."

(d)               Pledge Agreements.  The indebtedness evidenced by the Loan Documents shall be secured by:

(i)                 Liens on the restaurant equipment, furniture and other personal property owned by the Co-Maker set forth on Schedule II attached hereto, and the Co-Maker hereby authorizes the Lender to file financing statements in the applicable public records to evidence such liens.  The Borrower and the Co-Maker hereby represent and warrant that such personal property set forth on part A of Schedule II is owned by the Co-Maker free and clear of all liens, encumbrances and material restrictions, and that such personal property set forth on part B of Schedule II is owned by the Co-Maker free and clear of all liens, encumbrances and material liens other than the liens of Wells Fargo Bank, N.A. and PFGI II, LLC ("Permitted Encumbrances").

(ii)               Mortgages or deeds of trust on the real property leasehold interests of the Co-Maker set forth on Schedule II attached hereto. Such mortgages or deeds of trust shall be in the form of Exhibit C hereto and the rights granted by such documents shall be subject to the obtaining of any consents from landlords which may be required pursuant to such leasehold interests. The Lender may at any time require the Co-Maker to seek such landlord consents and the Co-Maker shall use its commercial best efforts to obtain such consents, but a failure to obtain any such consent shall not constitute a default under the Loan Documents.

2.                  Closings.  The issuance of the Note and the Warrants hereunder shall occur in one or more closings (each, a "Closing") as set forth below.

Initial Closing.  The initial Closing (the "Initial Closing") shall take place remotely by the exchange of documents and signatures at or before 5:00 p.m. Mountain Time on February 1, 2010, or at such other date, time and place upon which the Borrower and the Lender shall mutually agree.  The date of the Initial Closing shall hereinafter be referred to as the "Initial Closing Date."  At the Initial Closing, each Lender Party will advance to the Borrower the amount set forth opposite such Lender Party's name on Schedule I hereto under the heading "Initial Closing Loan Amount" against delivery by the Borrower of the Note to the Lender and the respective Warrant to each Lender Party.  2

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(a)                Additional Closings.  After February 21, 2010, at any time and from time to time until April 30, 2010, the Company may, at one or more additional Closings (each, an "Additional Closing"), require the Lender to advance an additional principal amount, proportionately from each Lender Party, provided, that the aggregate principal amount advanced by each Lender Party at the Initial Closing and all Additional Closings hereunder shall not exceed the amount set forth for such Lender Party on Schedule I hereto under the heading "Aggregate Loan Amount," and provided, further, that the aggregate principal amount required from the Lender in any one Additional Closing shall not be less than $50,000.  The Borrower shall deliver written notice to the Lender of the aggregate principal amount required in any Additional Closing at least three business days prior to the date of such Additional Closing.  The date of each Additional Closing shall hereinafter be referred to as an "Additional Closing Date" and, together with the Initial Closing Date, a "Closing Date."

3.                  Representations and Warranties of the Borrower and the Co-Maker.  Except as set forth in Schedule III hereto, the Borrower and the Co-Maker hereby represent and warrant to the Lender that, as of the Initial Closing Date:

(a)                Organization and Standing.  The Borrower and the Co-Maker are each a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation.  The Borrower owns all of the issued and outstanding capital stock of the Co-Maker.  The Borrower and the Co-Maker have the requisite corporate power to own and operate their respective properties and assets and to carry on their respective businesses as currently conducted and as currently proposed to be conducted.  The Borrower and the Co-Maker are qualified to conduct their respective businesses and are in good standing in each jurisdiction in which the business conducted or property owned by each of them makes such qualification necessary.

(b)               Corporate Power.  The Borrower and the Co-Maker have all requisite legal and corporate power and authority to execute and deliver the Loan Documents to which each is a party and to carry out and perform their respective obligations under the terms of the Loan Documents.

(c)                Capitalization.  Immediately prior to the Initial Closing, the authorized capital stock of the Borrower consists of (i) 50,000,000 shares of Common Stock, par value $0.001 per share, of which 3,898,559 shares are issued and outstanding, fully paid and non-assessable, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding.

(d)               Authorization; Valid Issuance of Securities.  All corporate action on the part of the Borrower, the Co-Maker and their respective officers and directors necessary for the authorization, execution, delivery and performance of the Loan Documents to which each is a party and the performance by the Borrower and the Co-Maker of their respective obligations under the Loan Documents has been taken or will be taken prior to the Initial Closing.  The Loan Documents, when executed and delivered by the Borrower and the Co-Maker, shall constitute the legal and binding obligations of each of the Borrower and the Co-Maker, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application affecting the enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies and limitations of public policy.  The shares of the Borrower's Common Stock issuable upon conversion of the Note and exercise of the Warrants (the "Shares") have been duly and validly reserved and, when issued in compliance with the provisions of the Articles of Incorporation of the Borrower, will be validly issued, fully paid and nonassessable.  The Note, the Warrants and the Shares, when issued in the foregoing manner, will be free of any liens or encumbrances other than as set forth herein and under state or federal securities laws.

(e)                                                                SEC Reports; Financial Statements.  The Borrower has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) of the Exchange Act (the foregoing materials being collectively referred to herein as the "SEC Reports").  As of their respective dates, and except as otherwise disclosed in amendments to the SEC Reports, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Borrower included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Borrower and its consolidated subsidiaries as of and for the dates thereof and the2

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(f)                 results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g)               Litigation.  There is no action, suit, proceeding or investigation pending or, to the Borrower's or the Co-Maker's knowledge, currently threatened against the Borrower or the Co-Maker which would have a material adverse effect on the business of the Borrower or the Co-Maker.  Neither the Borrower nor the Co-Maker is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Borrower or the Co-Maker currently pending or that the Borrower or the Co-Maker intends to initiate.

(h)               Compliance with Other Instruments.  Neither the Borrower nor the Co-Maker is in material violation of: (i) any term of its Articles of Incorporation or Bylaws as presently in effect; (ii) any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree; or (iii) any order, statute, rule or regulation applicable to the Borrower or the Co-Maker, as the case may be.  The execution, delivery and performance of and compliance with the Loan Documents, and the issuance of the Note, the Warrants and the Shares, have not resulted and will not result in any violation of, or materially conflict with, or constitute a material default under, the Articles of Incorporation or Bylaws of the Borrower or the Co-Maker, and have not and will not result in any material violation of, or materially conflict with, or constitute a material default under, any of the documents entered into by the Borrower or the Co-Maker with any other lender or creditor or any other agreement or document entered into by the Borrower or the Co-Maker, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Borrower or the Co-Maker, or their respective businesses or operations.

4.                  Representations and Warranties of the Lender.  The Lender hereby represents and warrants to the Borrower and the Co-Maker upon the acquisition of the Note and the Warrants as follows:

(a)                Binding Obligation. Each Lender Party has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of this Agreement and the Note and the Warrants issued to the Lender hereunder shall constitute a valid and binding obligation of each Lender Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other laws of general application affecting the enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies and limitations of public policy.

(b)               Securities Law Compliance. The Lender has been advised that the Note, the Warrants and the Shares have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.  No Lender Party has been formed solely for the purpose of participating in the Loan.  The Lender is acquiring the Note and the Warrants hereunder for each Lender Party's own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof except in compliance with the Securities Act and any applicable state securities laws. Each Lender Party has such knowledge and experience in financial and business matters that such Lender Party is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment, and is able to bear the economic risk of such investment for an indefinite period of time.  Each Lender Party is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c)                Access to Information. The Lender acknowledges that the Borrower and the Co-Maker have given the Lender access to the corporate records and accounts of the Borrower and the Co-Maker, have made their respective officers and representatives available for interview by the Lender, and have furnished the Lender with all documents and other information required for the Lender to make an informed decision with respect to the acquisition of the Note and the Warrants hereunder.  The foregoing, however, does not limit or modify the representations and warranties of the Borrower or the Co-Maker in this Agreement or the right of the Lender to rely thereon.  The Borrower and the Co-Maker shall provide the Lender with continued access to any data room established by them or by Mastodon Ventures, Inc. in connection with any funding by the Borrower or the Co-Maker.

5.                  Closing Conditions of the Lender.

(a)                Initial Closing.  The Lender's obligation to consummate the Initial Closing is subject to the fulfillment, on or prior to the Initial Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Lender:

(i)                 Representations and Warranties Correct. The representations and warranties made by the Borrower and the Co-Maker in Section 3 hereof shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Initial Closing Date; and

Loan Documents. The Borrower shall have duly executed and delivered to the Lender this Agreement, the Note and each Warrant to be issued at the Initial Closing. 3

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(b)               Additional Closings.  The Lender's obligation to consummate each Additional Closing is subject to the fulfillment, on or prior to the applicable Additional Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Lender:

(i)                 No Default.  The Borrower and the Co-Maker shall not be in default under the Loan or in payment default of any other obligation for borrowed money and shall deliver to the Lender on or prior to the Additional Closing Date a certificate by the chief executive officer of the Borrower and the Co-Maker to such effect; and

(ii)               Representations and Warranties Correct.  On or prior to the Additional Closing Date, the Borrower and the Co-Maker shall have delivered to the Lender a certificate executed by the chief executive officer of the Borrower and the Co-Maker, on behalf of the Borrower and the Co-Maker, certifying that the representations made by the Borrower and the Co-Maker in Section 3 hereof shall have been true and correct when made.

6.                  Closing Conditions of the Borrower.  The Borrower's obligation to issue the Note and the Warrants to the Lender is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Borrower:

(a)                Representations and Warranties. The representations and warranties made by the Lender in Section 4 hereof shall be true and correct when made; and

(b)               Funding. The Lender shall have delivered to the Borrower, in the case of the Initial Closing, the Initial Closing Loan Amount set forth opposite such Lender Party's name on Schedule I attached hereto, and in the case of an Additional Closing, the principal amount required in writing by the Borrower.

7.                  Registration Rights.  The Borrower shall prepare and file with the Commission, within 30 days following the Initial Closing, a registration statement ("Registration Statement") on Form S-3 (or, if Form S-3 is not then available to the Borrower, on such form of Registration Statement as is then available to effect a registration for resale of the Shares), covering the resale of the Shares.  The Borrower shall use commercially reasonable best efforts (a) to have the Registration Statement covering the resale of the Shares declared effective by the Commission as soon as practicable, and (b) to have the Registration Statement remain effective until such time as the Shares can be sold pursuant to an exemption from the registration requirements under the Securities Act.

8.                  Miscellaneous.

(a)                Designation of Lender Representative.  The Lender shall designate from time to time in writing to the Borrower one person to act on behalf of and to bind the Lender (the "Lender Representative").  The initial Lender Representative is MV Equity Partners, Inc.

(b)               Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Borrower and the Lender.

(c)                Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law provisions of the State of Colorado or of any other state.

(d)               Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e)                Successors and Assigns. The rights and obligations of the Borrower and the Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(f)                Entire Agreement. This Agreement together with the Note and the Warrants to be issued hereunder constitute and contain the entire agreement among the Borrower and the Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (i) if to the Lender, to the Lender Representative at such address or facsimile number as the Lender Representative shall have furnished to the Borrower in writing, or (ii) if to the Borrower, at 601 Corporate Circle, Golden, Colorado 80401, facsimile number (303) 273-0177, or at such other address or facsimile number as the Borrower shall have furnished to the Lender in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing, or (v) four days after being deposited in the U.S. mail, first class with postage prepaid. 4

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(g)                                                               Expenses.  The Borrower will pay the reasonable fees and expenses (not to exceed $7,500 in the aggregate) of the Lender's legal counsel incurred in connection with the

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(h)               negotiation, execution and delivery of this Agreement, subject to the delivery of detailed invoices therefor.

(i)                 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)                 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile and electronic (.pdf) copies of signed signature pages will be deemed binding originals.

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

                                                                                    BORROWER:

                                                                                    GOOD TIMES RESTAURANTS INC.

                                                                                    By: /s/ Boyd E. Hoback                                                                Name: Boyd E. Hoback

                                                                        Title: President and CEO

CO-MAKER:

                                                                                    GOOD TIMES DRIVE THRU, INC.

                                                                                    By: /s/ Boyd E. Hoback                                                                Name: Boyd E. Hoback                                                                                                                   Title: President and CEO

                                                                                    LENDER:

                                                                                    GOLDEN BRIDGE, LLC

                                                                                    By: /s/ Eric W. Reinhard

                                                                                    Name: Eric W. Reinhard

                                                                                    Title: Manager

                                                                                    W CAPITAL, INC.

                                                                                    By:  /s/ W H Watson

                                                                                    Name: W H Watson

                                                                                    Title: Manager

                                                                                    /s/ John T. McDonald

                                                                                    JOHN T. MCDONALD, an individual

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SCHEDULE I

SCHEDULE OF LENDER PARTIES

Lender Party Name and Address	First Closing Loan Amount	Aggregate Loan Amount	Initial Warrant Shares	Additional Warrant Shares
Golden Bridge, LLC 6975 S. Polo Ridge Drive Littleton, CO 80128	$75,000	$150,000	18,750	18,750
W Capital, Inc. c/o MV Equity Partners, Inc. 515 Congress Avenue Suite 1400 Austin, TX 78701	$100,000	$200,000	25,000	25,000
John T. McDonald c/o MV Equity Partners, Inc. 515 Congress Avenue Suite 1400 Austin, TX 78701	$25,000	$50,000	6,250	6,250
Total	$200,000	$400,000	50,000	50,000

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SCHEDULE II

COLLATERAL

Part A

Store #	Address	Description of Collateral
102	808 E. Colfax, Denver, CO 80218	Leasehold & Equipment
103	1300 S. Colorado Blvd, Denver, CO 80222	Leasehold & Equipment
110	8930 E. Hampden Ave, Denver, CO 80231	Leasehold & Equipment
112	4975 N. Federal, Denver, CO 80221	Leasehold & Equipment
140	16810 E. Quincy Ave, Aurora, CO 80601	Leasehold & Equipment
141	550 E. Bromley Lane, Brighton, CO 80601	Furniture, Fixtures & Equipment
142	4670 Peoria St, Denver, CO 80239	Furniture, Fixtures & Equipment
151	3855 Astrozon, Colorado Springs, CO 80916	Furniture, Fixtures & Equipment
167	8020 N. Academy, Colorado Springs, CO 80920	Furniture, Fixtures & Equipment

Part B

Store #	Location	Description of Collateral	First Lien Holder
101	Boulder	Furniture, Fixtures & Equipment	PFGI II
105	Wheatridge	Furniture, Fixtures & Equipment	Wells Fargo
108	Littleton	Furniture, Fixtures & Equipment	Wells Fargo
127	Westminster	Furniture, Fixtures & Equipment	PFGI II
134	Ft Collins	Furniture, Fixtures & Equipment	PFGI II
139	Wheatridge	Furniture, Fixtures & Equipment	PFGI II
154	Aurora	Furniture, Fixtures & Equipment	Wells Fargo
155	Thornton	Furniture, Fixtures & Equipment	PFGI II
160	Loveland	Furniture, Fixtures & Equipment	PFGI II
166	Littleton	Furniture, Fixtures & Equipment	Wells Fargo
168	Firestone	Fee Simple Land, Bldg	PFGI II
Cornerstar	Aurora	Fee Simple Land	PFGI II

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SCHEDULE III

DISCLOSURE SCHEDULE

Schedule 3(g)

The Borrower is in default of certain technical loan covenants on a note payable to Wells Fargo Bank, the N.A. (the "Bank").  The Borrower has never been in payment default on the note and expects to be able to remain current on payments in fiscal 2010, depending however on its sales trends and cash flow from operations.  The Bank has reserved all of its rights and remedies under the Credit Agreement and related agreements pursuant to a Reservation of Rights letter dated February 9, 2009.  However, the Bank is not accelerating the loan at this time and is continuing to accept regularly scheduled payments of principal and interest under the loan; however the acceptance of payments under the loan does not constitute a modification of the Credit Agreement or a waiver of any of the covenants or of the Bank's rights or remedies under the Credit Agreement, including the right to accelerate the loan in the future after the giving of notice.

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EXHIBIT A

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

[Attached]

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EXHIBIT B

FORM OF WARRANT

[Attached]

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EXHIBIT C

FORM OF MORTGAGE OR DEED OF TRUST

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